Exhibit 99.1

Edge Therapeutics Reports Second Quarter 2018 Financial Results

BERKELEY HEIGHTS, N.J., August 1, 2018     — Edge Therapeutics, Inc. (Nasdaq: EDGE) today announced financial results for the quarter ended June 30, 2018.

Second Quarter Financial Results

Cash Position: Cash, cash equivalents and marketable securities as of June 30, 2018 were $46.0 million, compared with $88.1 million as of December 31, 2017. In June 2018, Edge paid down its entire outstanding debt under the Amended Loan Agreement entered into August 2016 with Hercules Capital, Inc. In the second quarter, Edge substantially reduced its scope of operations, including the size of its workforce, in order to preserve its cash resources.

Operating Expenses:  Research and development (R&D) expenses were $2.5 million in the second quarter of 2018, compared to $9.0 million in the second quarter of 2017. The decrease in R&D expense was primarily due to a decrease in external expenses related to the previously announced discontinuance of the NEWTON 2 clinical study. General and administrative (G&A) expenses were $3.3 million for the three months ended June 30, 2018, compared to $4.2 million in the comparable period in 2017. The decrease in G&A expense was largely due to decreases in legal fees, professional fees, marketing costs and personnel costs. In the second quarter of 2018, Edge recorded a restructuring charge of $6.6 million, which consisted primarily of severance expense associated with the previously announced reduction in workforce and financial advisor fees related to the ongoing exploration of strategic alternatives.

Net Loss: Net loss for the second quarter ended June 30, 2018 was $12.7 million, including the $6.6 million restructuring charge. Net loss in the second quarter of 2017 was $13.5 million.

Review of Strategic Alternatives

On April 30, 2018, Edge announced that its Board of Directors is conducting a comprehensive review of strategic alternatives focused on maximizing stockholder value. Edge has retained Piper Jaffray & Co. to act as its financial advisor to assist with this review process. Potential strategic alternatives that may be explored or evaluated as part of this review include, but are not limited to, an acquisition, merger, business combination or other strategic transaction involving Edge.

There is no defined timeline for completion of the review process. There is no assurance that this review will result in Edge pursuing any transaction or that a transaction, if pursued, will be completed. Edge does not intend to discuss or disclose further developments regarding the strategic review process unless and until its Board of Directors has approved a specific action or otherwise determined that further disclosure is appropriate or required by law.

About Edge Therapeutics, Inc.
Edge Therapeutics, Inc. is a clinical-stage biotechnology company that seeks to discover, develop and commercialize novel therapies capable of transforming treatment paradigms for the management of serious medical conditions. For additional information about Edge, please visit www.edgetherapeutics.com.

Forward-Looking Statements
This press release and any statements of representatives of Edge Therapeutics, Inc. related thereto that are not historical in nature contain, or may contain, among other things, certain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements may include, without limitation, statements with respect to Edge’s plans, objectives, projections, expectations and intentions and other statements identified by words such as "projects," "may," "will," "could," "would," "should," "believes," "expects," "anticipates," "estimates," “seeks,” "intends," "plans," "potential" or similar expressions, including statements with respect to the potential effects of its products and plans to assess and undertake next steps for the company. These statements are based upon the current beliefs and expectations of Edge’s management and are subject to significant risks and uncertainties. Actual results may differ significantly from those set forth in the forward-looking statements. These forward-looking statements involve certain risks and uncertainties that are subject to change based on various risk factors (many of which are beyond Edge's control) as described under the heading "Risk Factors" in Edge’s filings with the United States Securities and Exchange Commission.

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Investor and Media Contact:
Gregory Gin
Edge Therapeutics, Inc.
Tel: 1-800-208-EDGE (3343)
Email: ir@edgetherapeutics.com

EDGE THERAPEUTICS, INC.
Statements of Operations and Comprehensive Loss
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017
Operating expenses:
Research and development expenses	$2,523,796	$8,975,304	$15,265,881	$16,564,800
General and administrative expenses	3,335,039	4,173,384	8,016,555	8,375,226
Restructuring expenses	6,646,242	-	6,646,242	-
Impairment charges	-	-	2,672,581	-
Total operating expenses	12,505,077	13,148,688	32,601,259	24,940,026

Loss from operations	(12,505,077)	(13,148,688)	(32,601,259)	(24,940,026)

Other income (expense):
Interest income	262,140	168,974	508,779	265,233
Interest expense	(434,695)	(524,768)	(1,425,255)	(999,909)
Net loss and comprehensive loss	(12,677,632)	(13,504,482)	(33,517,735)	(25,674,702)
Loss per share basic and diluted	$(0.41)	$(0.44)	$(1.08)	$(0.86)
Weighted average common shares outstanding basic and diluted	31,298,429	30,403,419	31,133,070	29,704,898

EDGE THERAPEUTICS, INC.
Balance Sheets

	June 30, 2018	December 31, 2017
ASSETS	(unaudited)
Current assets:
Cash and cash equivalents	$45,978,737	$88,067,647
Prepaid expenses and other current assets	580,279	986,680
Total current assets	46,559,016	89,054,327
Property and equipment, net	510,463	3,423,880
Other assets	142,870	142,870
Total assets	$47,212,349	$92,621,077
LIABILITIES AND STOCKHOLDERS' EQUITY
LIABILITIES
Current liabilities:
Accounts payable	$1,723,204	$4,369,133
Accrued expenses	6,024,527	5,422,205
Restructuring reserve	6,121,781	-
Short term debt	-	3,075,421
Total current liabilities	13,869,512	12,866,759
Noncurrent liability:
Long term debt	-	17,382,907
STOCKHOLDERS' EQUITY
Preferred stock, 5,000,000 shares authorized at June 30, 2018 and December 31, 2017, 0 outstanding	-	-
Common stock, $0.00033 par value, 75,000,000 shares authorized at June 30, 2018 and December 31, 2017, 31,328,128 shares and 30,869,205 shares issued and outstanding at June 30, 2018 and December 31, 2017, respectively	10,551	10,400
Additional paid-in capital	218,798,380	214,309,370
Accumulated deficit	(185,466,094)	(151,948,359)
Total stockholders' equity	33,342,837	62,371,411
Total liabilities and stockholders' equity	$47,212,349	$92,621,077